FIFTH ALLONGE TO
                             SECURED PROMISSORY NOTE

     ALLONGE, dated July 16, 1999, attached to and forming a part of the Secured Promissory Note, dated January 26, 1999, as amended by the Allonge to Secured Promissory Note dated January 29, 1999, the Second Allonge to Secured Promissory Note dated March 19, 1999, the Third Allonge to Secured Promissory Note dated March 24, 1999, and the Fourth Allonge to Secured Promissory Note dated May 10, 1999 (collectively, the "Note"), made by THE NETWORK CONNECTION, INC., a Georgia corporation ("Maker"), payable to the order of Interactive Flight Technologies, Inc., a Delaware corporation ("Payee") in the original principal amount of $500,000 and in the current principal amount of $750,000.

     1. In consideration of the cancellation of the notes referred to on Annex I attached to this Allonge which were issued by Maker, have been acquired by Payee, and are in the aggregate principal amount of One Million Two Hundred Fifty Four Thousand and Eighty Two Dollars ($1,254,082), with interest, redemption premiums, and other charges incurred but unpaid thereon to the date hereof totaling Six Hundred Forty Thousand Nine Hundred Twenty Five Dollars ($640,925) (the "Series Notes"), the principal amount of the Note is hereby increased to Two Million Six Hundred Forty-Five Thousand Seven Dollars ($2,645,007). Accordingly, the first paragraph of the Note is hereby amended as follows:

          FOR VALUE RECEIVED, the undersigned, The Network Connection, Inc., a Georgia corporation (the "Maker"), hereby promises to pay to the order of Interactive Flight Technologies, Inc., a Delaware corporation, its successors and assigns (the "Payee"), the principal sum of Two Million Six Hundred Forty-Five Thousand Seven Dollars ($2,645,007), together with interest on the outstanding principal balance thereof accrued from the date hereof: (a) at the fixed rate of 9.5% per annum in respect of all periods during which no Event of Default (as such term is hereinafter defined) is continuing; and (b) at the fixed rate of 12.5% in respect of all periods during which any Event of Default is continuing. All payments of principal and/or interest shall be paid in lawful money of the United States of America in immediately available funds to an account designated by Payee.

     2. Any agreement to subordinate, or any subordination, of the indebtedness represented by the Note to bank or finance company indebtedness, which may heretofore have been given by Payee, is null and void and of no force or effect. Maker represents and warrants to Payee that since execution of the Note, Payee retains a first priority security interest in the Collateral granted by Maker to Payee pursuant to that certain Security Agreement dated January 25, 1999 as amended ("Security Agreement"). The Maker's obligations under the Note, as amended here-by, shall be and be deemed to be secured by the Collateral and subject to the terms of the Secur-ity Agreement, all of which are confirmed and ratified as of the date hereof, including, but not limited to, all of the representations, warranties and covenants therein, subject to the waivers provided by Payee contained in the Fourth Allonge.

     3. In all other respects, the Note is confirmed, ratified, and approved and, as amended by this Allonge, shall continue in full force and effect.

     IN WITNESS WHEREOF, Maker and Payee have caused this Allonge to be executed and delivered by their respective duly authorized officers as of the day and year first above written.


                                         THE NETWORK CONNECTION INC.


                                          By:
                                              ---------------------------------


                                          Accepted and agreed to:


                                          INTERACTIVE FLIGHT TECHNOLOGIES, INC.


                                          By:
                                              ---------------------------------

                                     Annex I

                                                                  Principal
Date of Note                  Payee                                Amount
------------                  -----                               ----------
October 11, 1998              Sui Wan Chan                        $  108,333
October 11, 1998              Peter Che Nan Chen                  $  108,333

October 12, 1998              Correllus International, Ltd.       $  108,333
October 12, 1998              Galapaco Holdings, Ltd.             $  270,750
October 12, 1998              Keyway Holdings, Co.                $  108,333

November 17, 1998             Correllus International, Ltd.       $  100,000

November 19, 1998             Peter Che Nan Chen                  $  100,000

November 24, 1998             Lufeng Investments, Ltd.            $   50,000

November 27, 1998             Keyway Holdings, Co.                $  100,000

December 11, 1998             Matterhorn, Ltd.                    $  200,000
                                                                  ----------
                              TOTAL                               $1,254,082
                                                                  ==========